Nobilis Health Reports First Quarter 2018 Financial Results

HOUSTON, TX--(PRNewswire - May 8, 2018) - Nobilis Health Corp. (NYSE American: HLTH) (NEO: HLTH) ("Nobilis" or the "Company") today announced its financial results for the first quarter ended March 31, 2018.

First Quarter Highlights

•
First quarter Total Revenues were $64.5 million, a 5.6% decrease over the prior year period of $68.3 million; Net Loss for the first quarter was $3.9 million, compared to a loss of $2.4 million in the prior corresponding period

•	First quarter Adjusted EBITDA[1] increased to $5.1 million, a 152.7% increase compared to the prior year period of $2.0 million

•	Gross Margin in the first quarter increased by 2.8% to $4.3 million

•	Total case volumes in the first quarter increased by 19.0% to 5,275 cases

•	Total Operations Expense per case in the first quarter decreased by 21.2%

"Despite a reduction in top line revenues, we continued to see significant improvements in our margins and key efficiency metrics. Gross Margin edged up by nearly 60 basis points, Loss from Operations improved by 12.3%, and Total Operating Expense per case declined by 21.2%, year-over-year," said Harry Fleming, CEO.
"Total case volume for the first quarter was impacted by lower than anticipated case volumes from our physician partners offset by gains from higher than budgeted case volumes driven by our marketing efforts. The first quarter also marked the first full quarter of operations for our in-network Elite entities, acquired in the fourth quarter of 2017. Integration is nearing completion, and physician activity has remained strong from Q4 into Q1, which we attribute to mutually collaborative attitudes, a strong physician syndication, and the success of our marketing platform among our new physicians. Following full integration of Elite into the Nobilis system, we will begin looking for similar, in-network acquisition opportunities like Elite that can benefit from Nobilis' marketing operations."

First Quarter 2018 Results
Total revenues for the first quarter of 2018 were $64.5 million, a 5.6% decrease from $68.3 million in the prior year period. Total case volume increased by 844 cases to 5,275 cases, or 19.0%, compared to 4,431 cases in the prior corresponding period. The decrease in total revenue was primarily due to the loss of two key physician groups as well as the discontinuation of the Company's Lab Testing ancillary service-line. Lab Testing represented approximately $5.5 million dollars of revenue in Q1 of 2017 which did not re-occur in Q1 of 2018.
Revenue per case dipped to $12,219 in the first quarter due to the discontinuation of the Company's Lab Testing ancillary, as well as a higher proportion of Nobilis' case mix being derived from in-network sources, the growth of which has been a longstanding goal of management.
Net loss attributable to Nobilis for the first quarter of 2018 was $3.9 million, or $0.05 per fully diluted share, compared to a net loss of $2.4 million, or $0.03 per fully diluted share, in the first quarter of 2017.
Adjusted EBITDA1 for the first quarter of 2018, which adds back certain non-cash and non-recurring expenses, was $5.1 million, an increase of 152.7% over $2.0 million in the same quarter last year.

Total cash was $23.2 million and accounts receivable was $133.4 million as of March 31, 2018, compared to $22.5 million and $144.5 million, respectively, at December 31, 2017.

Full Year 2018 Guidance

•	Revenue in the range of $345.0 million to $355.0 million

•	Adjusted EBITDA in the range of $57.0 million to $62.0 million

Conference Call Information
Nobilis Health will host a conference call on May 8, 2018, at 8:00 a.m. CDT (9:00 a.m. EDT) to discuss its financial results for the first quarter 2018. To participate in the conference call, please dial (866) 393-4306 in the U.S. and Canada, and +1 (734) 385-2616 internationally. Please enter conference ID 5275098. There will be a livestream of the conference call available at: http://investors.nobilishealth.com/investors/events-and-presentations/.

About Nobilis Health Corp.
Nobilis Health (www.NobilisHealth.com) is a full-service healthcare development and management company, with more than 30 locations across Texas and Arizona, including hospitals, ambulatory surgery centers, and multi-specialty clinics. In addition, Nobilis Health partners with more than 30 facilities across the country. Marketing nine independent brands, Nobilis Health deploys a unique patient acquisition strategy driven by proprietary, direct-to-consumer marketing technology, focusing on a specified set of procedures that are performed at its facilities by local physicians. Nobilis Health's business model connects patients with physicians and delivers the highest quality healthcare.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are canceled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to any mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 12, 2018, as updated by other filings with the Securities and Exchange Commission.

Nobilis Health Corp.
Consolidated Balance Sheets
March 31, 2018 and December 31, 2017
(in thousands, except share amounts)
(unaudited)

	March 31, 2018	December 31, 2017
Assets
Current Assets:
Cash	$23,239	$22,536
Trade accounts receivable, net of allowance of $3,629 and $2,598 at March 31, 2018 and December 31, 2017, respectively	133,362	144,522
Medical supplies	3,146	3,356
Prepaid expenses and other current assets	15,126	14,472
Total current assets	174,873	184,886
Property and equipment, net	49,035	51,559
Intangible assets, net	64,340	65,990
Goodwill	116,072	116,072
Deferred tax asset	10,933	9,951
Other long-term assets	2,580	2,580
Total Assets	$417,833	$431,038
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$18,680	$24,312
Accrued liabilities	33,724	35,393
Current portion of capital leases	3,040	3,249
Current portion of long-term debt	3,766	3,766
Current portion of convertible promissory notes	6,750	4,250
Other current liabilities	13,786	16,324
Total current liabilities	79,746	87,294
Lines of credit	24,000	18,000
Long-term capital leases, net of current portion	12,025	12,667
Long-term debt, net of current portion	89,021	90,619
Convertible promissory notes, net of current portion	1,750	4,250
Warrant and stock option derivative liabilities	445	384
Other long-term liabilities	2,927	3,036
Total liabilities	209,914	216,250
Commitments and Contingencies
Contingently redeemable noncontrolling interest	16,947	17,161
Total shareholders' equity
Common shares, no par value, unlimited shares authorized, 78,183,802 shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Additional paid in capital	226,624	225,790
Accumulated deficit	(79,101)	(75,245)
Total shareholders’ equity attributable to Nobilis Health Corp.	147,523	150,545
Noncontrolling interests	43,449	47,082
Total shareholders' equity	190,972	197,627
Total Liabilities and Shareholders' Equity	$417,833	$431,038

Nobilis Health Corp.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Patient and net professional fees	$63,513	$64,901
Contracted marketing revenues	135	1,379
Factoring revenues	809	2,022
Total revenues	64,457	68,302
Operating expenses:
Salaries and benefits	16,227	15,321
Drugs and supplies	9,915	12,744
General and administrative	28,323	33,688
Bad debt expense, net	1,031	—
Depreciation and amortization	4,631	2,338
Total operating expenses	60,127	64,091
Corporate expenses:
Salaries and benefits	2,611	2,439
General and administrative	3,545	4,253
Legal expenses	830	571
Depreciation	94	83
Total corporate expenses	7,080	7,346
Loss from operations	(2,750)	(3,135)
Other expense (income):
Change in fair value of warrant and stock option derivative liabilities	61	(375)
Interest expense	2,885	1,255
Other income, net	(1,851)	(258)
Total other expense (income)	1,095	622
Loss before income taxes and noncontrolling interests	(3,845)	(3,757)
Income tax benefit, net	(704)	(1,551)
Net loss	(3,141)	(2,206)
Net income attributable to noncontrolling interests	711	192
Net loss attributable to Nobilis Health Corp.	$(3,852)	$(2,398)
Net loss per basic common share	$(0.05)	$(0.03)
Net loss per fully diluted common share	$(0.05)	$(0.03)
Weighted average shares outstanding (basic)	78,183,802	77,805,014
Weighted average shares outstanding (fully diluted)	78,183,802	77,805,014

Nobilis Health Corp.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,141)	$(2,206)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,725	2,421
Provision for bad debts	1,031	—
Share-based compensation	835	1,264
Change in fair value of warrant and stock option derivative liabilities	61	(375)
Deferred income taxes	(982)	(1,831)
Loss on sale of property and equipment	61	—
Loss from equity method investment	—	61
Amortization of deferred financing fees	340	109
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Trade accounts receivable	10,129	22,966
Medical supplies	210	802
Prepaid expenses and other current assets	(656)	(2,514)
Trade accounts payable and accrued liabilities	(7,301)	(5,170)
Other current liabilities	(2,537)	1,194
Other long-term liabilities	(110)	(189)
Net cash provided by operating activities	2,665	16,532

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(641)	(3,506)
Proceeds on sale of property and equipment	22	—
Acquisitions, net of cash acquired	—	(7,883)
Net cash used for investing activities	(619)	(11,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to noncontrolling interests	(4,554)	(1,200)
Payments on capital lease obligations	(851)	773
Proceeds from line of credit	6,000	3,000
Payments on debt	(1,938)	(656)
Deferred financing fees	—	(466)
Net cash (used for) provided by financing activities	(1,343)	1,451

NET INCREASE IN CASH	703	6,594
CASH — Beginning of period	22,536	24,572
CASH — End of period	$23,239	$31,166

Nobilis Health Corp.
Reconciliation of Non-GAAP Financial Measures
(in thousands)

	Three Months Ended March 31,
	2018	2017

Net income (loss) attributable to Nobilis Health Corp.	$(3,852)	$(2,398)
Interest	2,885	1,255
Income tax expense (benefit), net	(704)	(1,551)
Depreciation and amortization	4,725	2,421
EBITDA	3,054	(273)

Non-cash compensation expenses	835	1,264
Change in fair value of warrant and stock option derivative liabilities	61	(375)
Acquisition expenses	829	634
Non-recurring expenses	307	763
Adjusted EBITDA[1]	$5,086	$2,013

1 Use of Non-GAAP Financial Measures
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation expenses, change in fair value of warrant and stock option derivative liabilities, acquisition expenses, and non-recurring expenses. Adjusted EBITDA should not be considered a measure of financial performance required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Contact Information:
Joel Lehr
Assistant Vice President, Corporate Communications
IR@nobilishealth.com
346-207-6342